EXHIBIT 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MAIDENFORM BRANDS, INC.

(Pursuant to Section 228, 242 and 245 of the
General Corporation Law of the State of Delaware)

Maidenform Brands, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the Corporation was originally incorporated in Delaware under the name MF Acquisition Corporation, and the date of its filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 11, 2004.  The Certificate of Incorporation has previously been amended and restated on May 11, 2004 and was further amended on April 5, 2005 and June 17, 2005.

SECOND:  That the Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of the Corporation, as amended, and that thereafter, pursuant to such resolutions of the Board of Directors of the Corporation, a consent of stockholders in lieu of meeting was signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon would have been present and voted.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law.

FOURTH:  The Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

ARTICLE I

Name

The name of the Corporation is Maidenform Brands, Inc. (the “Corporation”).

ARTICLE II

Registered Office and Agent

The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of the Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Capital Stock

A.                                   Classes of Stock.  The Corporation is authorized to issue two (2) classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of capital stock which the Corporation is authorized to issue is 110,000,000 shares, of which 100,000,000 shares shall be Common Stock and 10,000,000 shares shall be Preferred Stock.  All shares of Common Stock and all shares of Preferred Stock shall have a par value of $0.01 per share.  The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.                                     Rights, Preferences, Privileges and Restrictions of Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law, by the rules of a national securities exchange or automated quotation system of a registered national association, if applicable, and by the provisions of this Amended and Restated Certificate of Incorporation, to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, and, by filing a certificate pursuant to the General Corporation Law  (the “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.  The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

1.                                       The designation of the series, which may be by distinguishing number, letter or title;

2.                                       The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

3.                                       The voting rights, if any, of the holders of shares of the series;

4.                                       Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate (or the manner, from time to time, of determining such rate) of the series, and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends;

5.                                       Dates (or the manner, from time to time, of determining such dates) at which dividends, if any, shall be payable;

6.                                       The redemption rights and price or prices, if any, for shares of the series;

7.                                       The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the affairs of the Corporation;

8.                                       The terms and amount of any purchase, retirement or sinking fund provided for the purchase or redemption of shares of the series;

9.                                       Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

10.                                 Whether the issuance of additional shares of Preferred Stock shall be subject to restrictions as to issuance, or as to the powers, preferences or other rights of any other series;

11.                                 The right of the shares of such series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

12.                                 Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.  The holders of Preferred Stock shall not have any preemptive rights except to the extent such rights shall be specifically provided for in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

Except as may be provided by the Board of Directors in a Preferred Stock Designation or as required by law, shares of any series of Preferred Stock that have been redeemed or purchased by the Corporation, or, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock, and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock.

C.                                     Rights, Preferences, Privileges and Restrictions of Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as follows:

1.                                       Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation legally available therefor, such dividends or other distributions as may be declared from time to time by the Board of Directors of the Corporation.  When and as dividends or other distributions are declared, whether payable in cash, in property or in shares of stock of the Corporation, other than in shares of Common Stock, the holders of Common Stock shall be entitled (together with the holders of Preferred Stock to the extent provided in any Preferred Stock Designation) to share equally, share for share, in such dividends or other distributions.  No dividends or other distributions shall be declared or paid in shares of Common Stock or options, warrants or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, except dividends or other distributions payable ratably according to the number of shares of Common Stock held by them, in shares of, or options, warrants or rights to acquire, or securities convertible into or exchangeable for, Common Stock.

2.                                       Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntarily or involuntarily, each issued and outstanding Common Share shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding shares of Preferred Stock.  For purposes of this paragraph, a merger, statutory share exchange, consolidation or similar corporate transaction involving the Corporation (whether or not the Corporation is the surviving entity), or the sale, transfer or lease by the Corporation of all or substantially all its assets, shall not constitute or be deemed a liquidation, dissolution or winding-up of the Corporation.

3.                                       Voting Rights.  Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, the holder of each share of Common Stock shall have the right to one vote in respect of each such share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of the stockholders of the Corporation.

4.                                       Redemption.  The Common Shares are not redeemable.

ARTICLE V

Directors

A.                                   Number of Directors.  The number of directors of the Corporation shall be such number, not less than three (3) nor more than fifteen (15) (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class).  The exact number of directors constituting the entire Board of Directors shall be fixed, subject to the provisions of this Amended and Restated Certificate of Incorporation, from time to time by resolution of the Board of Directors or by a nominating committee appointed by the Board of Directors.  Each member of the Board of Directors shall hold office until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

B.                                     Vacancies.  Vacancies in the Board of Directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the subsequent annual meeting of stockholders and when the director’s successor is elected and qualified.

C.                                     Written Ballot.  Unless, and except to the extent that, the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the corporation need not be by written ballot.

D.                                    Removal of Directors.  Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws, any director or the entire Board of Directors of the Corporation may be removed, at any time, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.  Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this ARTICLE V shall not apply with respect to the director or directors elected by such holders of preferred stock.

ARTICLE VI

Stockholder Meetings

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.  The stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

ARTICLE VII

Limitation of Directors’ Liability

Except to the extent that the General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  If the General Corporation Law is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII

Indemnification

The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Corporation or otherwise, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, employee, agent or trustee of, or in a similar capacity with, an affiliate of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the Indemnitee to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this ARTICLE VIII, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

The indemnification rights provided in this ARTICLE VIII (i) shall not be deemed exclusive of any other rights to which Indemnitees may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons.  The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this ARTICLE VIII.

Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

In the event the General Corporation Law is amended after the date hereof to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the personal liability of a director or officer of the Corporation shall be further limited or eliminated to the fullest extent permitted by the General Corporation Law, as so amended.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the General Corporation Law.

ARTICLE IX

Amendment of Bylaws

In furtherance of and not in limitation of powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the Bylaws by the affirmative vote of a majority of the members of the Board of Directors.

ARTICLE X

Section 203 of the General Corporation Law

The Corporation expressly elects not be governed by Section 203 of the General Corporation Law.

ARTICLE XI

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.  Notwithstanding the foregoing, the provisions set forth in ARTICLES V, VI, VII, VIII, IX, X and this ARTICLE XI may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of a majority the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting).

*  *  *

FIFTH:  The foregoing amendment and restatement has been duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Section 242 and 245 of the General Corporation Law.

SIXTH:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this        day of July, 2005.

MAIDENFORM BRANDS, INC.

By:
Thomas J. Ward
Chief Executive Officer